Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-78798, 333-31059, 333-52995, 333-104288) of Stratus Properties Inc. of our report dated June 23, 2009, except for the change in the manner in which the Company accounts for noncontrolling interests discussed in Note 1 to the consolidated financial statements, as to which the date is March 31, 2010, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Dallas, Texas
March 31, 2010